Exhibit 10.48
ATHERSYS, INC.
NONQUALIFIED STOCK OPTION AGREEMENT
This Agreement (“Agreement”) is made as of                     ,  _____ (the “Date of Grant”) by and between Athersys, Inc., a Delaware corporation (the “Company”) and  _____  (“Optionee”) with respect to the grant of a Nonqualified Stock Option by the Company to Optionee pursuant to the Athersys, Inc. Equity Incentive Plan (the “Plan”). (Capitalized terms used in this Agreement and not otherwise defined have the meanings assigned to them in the Plan).
1.	Grant of Stock Option. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement, the Company hereby grants to Optionee an option (the “Option”) to purchase _____ (_____) Shares (the “Option Shares”) of Common Stock of the Company or any security unto which such shares may be changed by reason of any transaction or event of the type referred to in Section 9 of this Agreement (“Common Shares”). The Option may be exercised from time to time in accordance with the terms of this Agreement.
2.	Type of Option. The Option is intended to be a nonqualified stock option and shall not be treated as an “incentive stock option” within the meaning of that term under Section 422 of the Internal Revenue Code of 1986, as amended from time to time, or any successor provision thereto.
3.	Option Price. The Option Shares may be purchased pursuant to this Option at a price of _____ ($_____) per Common Share, subject to adjustment as hereinafter provided (the “Option Price”). The Option Price shall in no event be less than the fair market value of an Option Share on the Date of Grant.
4.	Term of Option/Agreement. The term of the Option shall commence on the Date of Grant and shall terminate and expire automatically and without further notice Five (5) years from the Date of Grant.
5.	Right to Exercise. Subject to Section 4 above, the Option will vest and become exercisable as provided in the attached Exhibit A, for so long as Optionee continues to perform services for the Company or any Subsidiary. The Option may be exercised in whole or in part. In no event shall Optionee be entitled to acquire a fraction of one Option Share pursuant to this Option. Optionee shall be entitled to the privileges of ownership with respect to Option Shares purchased and delivered to Optionee upon the exercise of all or part of this Option.

6.	Notice of Exercise; Payment. To the extent then exercisable, the Option may be exercised in whole or in part by written notice to the Company stating the number of Option Shares for which the Option is being exercised and the intended manner of payment. The date of such notice shall be the exercise date. The Option Price shall be payable (a) in cash or by check acceptable to the Company, (b) by actual or constructive transfer to the Company of nonforfeitable, unrestricted Common Shares that have been owned by the Optionee for more than six (6) months prior to the date of exercise, (c) for exercises of Options that occur more than one (1) year following the Date of Grant, by transfer to the Company of shares or vested Options (including Options under this Agreement) for the purchase of shares of Common Stock having a fair market value (net of the exercise price) at the time of exercise equal to the portion of the Option Price for which such transfer is made, or (d) by a combination of such methods of payment. The requirement of payment in cash shall be deemed satisfied if the Optionee shall have made arrangements satisfactory to the Company with a bank or a broker who is a member of the National Association of Securities Dealers, Inc. to sell on the exercise date a sufficient number of the shares being purchased so that the net proceeds of the sale transaction will at least equal the Option Price plus payment of any applicable withholding taxes and pursuant to which the bank or broker undertakes to deliver the full Option Price plus payment of any applicable withholding taxes to the Company on a date satisfactory to the Company, but not later than the date on which the sale transaction will settle in the ordinary course of business. As soon as practicable upon the Company’s receipt of Optionee’s notice of exercise and payment, the Company shall direct the due issuance of the Option Shares so purchased.
As a further condition precedent to the exercise of this Option in whole or in part, Optionee shall comply with all regulations and the requirements of any regulatory authority having control of, or supervision over, the issuance of the Common Shares and in connection therewith shall execute any documents which the Board shall in its sole discretion deem necessary or advisable.
7.	Option Nontransferable. This Option is not transferable by the Optionee otherwise than by will or the laws of descent and distribution. This Option may be exercised, during the lifetime of the Optionee, only by Optionee, or in the event of Optionee’s legal incapacity, by Optionee’s guardian or legal representative acting on behalf of Optionee in a fiduciary capacity under state law and court supervision.
8.	Compliance with Law. This Option shall not be exercisable if such exercise would involve a violation of any applicable federal, state or other securities law.
9.	Adjustments. The Board (or a committee of the Board) shall make such adjustments in the Option Price and in the number or kind of Common Shares or other securities covered by this Option as the Board (or a committee of the Board) shall determine is equitably required to prevent dilution or enlargement of the rights of the Optionee that otherwise would result from (a) any stock dividend, extraordinary dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (b) any Change in Control, merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization or partial or complete liquidation, or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Board (or a committee of the Board), in its discretion, may provide in substitution for any or all of the Option Rights provided for herein such alternative consideration as it may determine to be equitable in the circumstances.

10.	Taxes and Withholding. If the Company shall be required to withhold any federal, state, local or foreign tax in connection with exercise of this Option, it shall be a condition to such exercise that the Optionee pay or make provision satisfactory to the Company for payment of all such taxes. The Optionee may elect that all or any part of such withholding requirement be satisfied by retention by the Company of a portion of the shares purchased upon exercise of this Option. If such election is made, the shares so retained shall be credited against such withholding requirement at the Market Value per Share on the date of exercise. In no event, however, shall the Company accept Common Shares for payment of taxes in excess of required tax withholding rates.
11.	Information. Information about the Optionee and the Optionee’s participation in the Plan may be collected, recorded and held, used and disclosed for any purpose related to the administration of the Plan. The Optionee understands that such processing of this information may need to be carried out by the Company and its Subsidiaries and by third party administrators whether such persons are located within the Optionee’s country or elsewhere, including the United States of America. The Optionee consents to the processing of information relating to the Optionee and the Optionee’s participation in the Plan in any one or more of the ways referred to above.
12.	Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. All terms used herein with initial capital letters and not otherwise defined herein that are defined in the Plan shall have the meanings assigned to them in the Plan. The Board (or a committee of the Board) acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of the Option hereunder.
13.	Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Optionee under this Agreement without the Optionee’s consent.
14.	Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provisions so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.
15.	Successors and Assigns. Without limiting Section 7 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Optionee, and the successors and assigns of the Company.

16.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.
17.	Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.
18.	Notices. Any notice to the Company provided for herein shall be in writing to the Company, marked Attention: President, and any notice to Optionee shall be addressed to said Optionee at Optionee’s address on file with the Company at the time of such notice. Except as otherwise provided herein, any written notice shall be deemed to be duly given if and when delivered personally or deposited in the United States mail, first class registered mail, postage and fees prepaid, and addressed as aforesaid. Any party may change the address to which notices are to be given hereunder by written notice to the other party as herein specified (provided that for this purpose any mailed notice shall be deemed given on the third business day following deposit of the same in the United States mail).
Executed in the name and on behalf of the Company, at 3201 Carnegie Avenue, Cleveland, Ohio, 44115, as of the  _____th day of  _____,  _____.

ATHERSYS, INC.

Name:
Title:
The undersigned Optionee hereby accepts the Option Rights evidenced by this Nonqualified Stock Option Agreement on the terms and conditions set forth herein and in the Plan.

Dated: _____, _____

EXHIBIT A

Vesting Date	Shares Vesting	Total Shares Vested	Price/share